Exhibit 10.2

Execution Version

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of August, 2026 (the “Effective Date”), by and among Columbia Care MD Realty LLC, a Maryland limited liability company (“Seller”), 6797 Bowman Frederick LLC, a Delaware limited liability company (“Buyer”) and, for the limited purposes set forth herein, THE CANNABIST COMPANY HOLDINGS, INC., a British Columbia corporation (“Parent”).

R E C I T A L S

A.           Seller is the owner of the “Property” (defined below), which consists principally of a cultivation facility located in the City of Frederick, Frederick County, State of Maryland, having a street address of 6797 Bowman Crossing.

B.           Buyer desires to purchase the Property from Seller, and Seller desires to sell the Property to Buyer, on the terms and conditions hereinafter documented.

C.           Simultaneously with the execution and delivery hereof, Columbia Care LLC, The Cannabist Company Holdings Inc. and the other selling parties thereto, each an affiliate of Seller, have entered into a Purchase Agreement for the sale and purchase of certain personal and other property used in connection with the Property to Free State Botanicals LLC, Free State Botanicals Cultivation LLC and Free State Botanicals Holdings, LLC (the “Asset Purchase Agreement”).

D.           Parent and certain of its affiliates have commenced a proceeding (the “Canadian Proceeding”) under the Companies’ Creditors Arrangement Act (Canada) with the Ontario Superior Court of Justice (Commercial List) and recognition proceedings under chapter 15 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Chapter 15 Proceedings”).

E.           Parent, a debtor entity, is an indirect parent company of Seller, a non-debtor entity, and, as such, Parent will benefit from the transactions contemplated herein.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

1.           Purchase and Sale. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property on the terms and conditions hereinafter set forth.

1.1          Property. As used herein, the “Property” means, collectively, all right, title and interest of Seller in and to (a) that certain land described in Exhibit “A”, together with all easements, rights-of-way, and appurtenances benefiting such land (the “Land”), (b) all improvements, structures and fixtures now or on the “Closing Date” (as hereinafter defined) located upon the Land (the “Improvements”), and (c) all Service Agreements (as hereinafter defined), and to the extent assignable, governmental permits, licenses and approvals, warranties and guarantees that Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements or the Land, and other similar intangible personal property related to the Land or Improvements (the “Intangible Property”).

2.           Consideration. Buyer’s consideration for the sale of the Property to Buyer shall be either (a) Buyer’s assumption of the Existing Indebtedness (as hereinafter defined), subject to the approval by Lender and Buyer of any documents, instruments and/or agreements required by Lender in connection with the assumption of the Existing Indebtedness by Buyer, or (b) if Buyer cannot assume the Existing Indebtedness, Buyer’s payoff of the Existing Indebtedness.

3.           Payment of Closing Costs and Prorations. Closing costs and prorations shall be adjusted between Seller and Buyer, and paid to the appropriate party through an escrow (as described in Section 5 below) with [Greater Illinois Title Company], at its offices at 120 N. LaSalle Street, Suite 900, Chicago, IL 60602, Attn: Ms. Britney Sopher, phone: 312,264.4758; email: Britney.sopher@gitc.com (which company, in its capacity as escrow holder hereunder, is called “Escrow Agent”) by wire transfer of immediately available federal funds on the Closing Date (the net amount to be paid by either Buyer or Seller, as the case may be, under this Section 3.1 being herein called the “Closing Payment”).

4.

4.1          Title Matters. Buyer shall have the right, at Buyer’s sole cost and expense, to obtain a title commitment covering the Property (“Title Commitment”) from Stewart Title Guaranty Company (which company, in its capacity as title insurer hereunder, is herein called the “Title Company”). In addition, Buyer shall have the right, at Buyer’s sole cost and expense, to obtain a current ALTA/ACSM survey of the Property (“Survey”). Seller shall reasonably cooperate with Buyer’s surveyor in connection with the preparation of the Survey, including by providing access to the Property and executing such authorization letters as may be reasonably required by Buyer’s surveyor, provided that Seller shall not be obligated to incur any cost, expense, or liability in connection therewith.

4.2          Due Diligence Reviews. Buyer shall have until 5:00 p.m. (Eastern time) on the date that is sixty (60) days after the Effective Date (the period beginning on the Effective Date and ending on such date being herein called the “Due Diligence Period”) within which to perform and complete all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to the Property, including all service contracts, all physical, environmental (including obtaining a current Phase I Environmental Site Assessment and/or a current Phase II Environmental Site Assessment (if recommended by the Phase I) prepared by a third-party environmental consultant), zoning (including obtaining a current zoning report of the Property prepared by a third party zoning consultant) and compliance matters and conditions respecting the Property, copies of Seller’s insurance policies, copies of Seller’s financial and operating statements, but excluding any confidential information; provided, however, in the case of any confidential information that would be material to an institutional investor in deciding whether to purchase the Property, Seller shall notify Buyer in writing of the existence of the same and shall disclose the same to Buyer on the condition that Buyer execute a confidentiality agreement reasonably satisfactory to Buyer and Seller. During the Due Diligence Period, Seller shall provide Buyer with reasonable access to the Property and shall also provide to Buyer copies of such service contracts and other contracts relating to the Property as Buyer shall reasonably request, all upon reasonable advance notice. Moreover, Seller shall reasonably cooperate (a) with Buyer’s third party zoning consultant in connection with the preparation of any zoning report, and (b) with Buyer’s third party environmental consultant in connection with the preparation of any environmental report; provided that in either case, Seller shall not be obligated to incur any cost, expense, or liability in connection therewith.

4.2.1       Indemnity; Review Requirements. Buyer will indemnify, defend, and hold Seller and the Property harmless from and against any mechanics’ liens, personal injury (including death) or physical property damage (or any liability, damage, loss, cost or expense resulting therefrom) caused by Buyer or its, invitees, affiliates or representatives in the conduct of its due diligence examinations, reviews and inspections (other than that arising from the discovery of preexisting conditions). The foregoing obligation shall survive any termination of this Agreement. In addition, without giving Seller prior written notice, in no event shall Buyer: (a) make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like); (b) contact any tenant of the Property; and (c) contact any governmental authority having jurisdiction over the Property other than ordinary contact normally associated with routine due diligence examinations that does not involve any discussions with governmental officials (except to the extent necessary to request records and a zoning letter). Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, reviews and examinations (including tenant interviews) conducted hereunder. In the event of any termination hereunder (other than by reason of Seller’s default), Buyer shall return all documents and other materials furnished by Seller hereunder and at Seller’s written request and upon reimbursement of Buyer’s actual, documented costs incurred in connection therewith, Buyer shall promptly deliver to Seller true, accurate and complete copies of any written reports relating to the Property prepared for or on behalf of Buyer by any third party. Prior to Closing, Buyer shall maintain the confidentiality of all information or data received from Seller in connection with any of the inspections, reviews or examinations; provided, however, that (x) such information or data may be disclosed by Buyer to the extent required by law and to Title Company, surveyors, and Buyer’s attorneys, accountants, representatives, consultants, agents and actual and prospective lenders and all investors provided Buyer instructs each such person or entity to maintain such confidentiality, and (y) the foregoing confidentiality restriction shall not apply to any information or data that is available to Buyer from any other source (other than by reason of a breach by Buyer of such confidentiality restriction).

4.2.2       Termination Right. At any time on or before the last day of the Due Diligence Period, Buyer may elect to terminate this Agreement if and only if the Title Commitment and/or Survey identifies a matter that would reasonably be expected to constitute a material impairment of ownership, use or enjoyment of the Property, by delivering written notice (the “Termination Notice”) to Seller prior to the expiration of the Due Diligence Period. In the event that Buyer delivers the Termination Notice in accordance with the preceding sentence, the obligations of the parties hereunder shall terminate and neither party shall have any further obligations hereunder other than those obligations that expressly survive a termination of this Agreement. If Buyer fails to deliver the Termination Notice to Seller prior to the expiration of the Due Diligence Period, then Buyer shall have no further right to terminate this Agreement pursuant to this Section 4.2.2.

4.3          Approval of Assumption of Existing Indebtedness and Documentation Evidencing Same.

4.3.1       Lender Approval. Seller is currently the borrower with respect to a loan encumbering the Property (the “Existing Indebtedness”) made by East West Bank (together with any loan servicer or other party whose consent is required, collectively, the “Lender”) in the original principle amount of Six Million Two Hundred Fifty Thousand and No/100 Dollars ($6,250,000.00), as evidenced by a Loan Agreement, Promissory Note, Deed of Trust, Assignment and Security Agreement and other loan documents dated August 9, 2023 (the “Existing Loan Documents”).

4.3.2       Seller’s Cooperation. Seller shall cooperate with Buyer and the Lender in connection with Buyer’s efforts to obtain approval of the assumption of the Existing Indebtedness, including without limitation by (a) promptly executing and delivering such documents and instruments as may be reasonably required by the Lender in connection therewith, (b) providing Buyer and the Lender with copies of all Existing Loan Documents and other documents evidencing or securing the Existing Indebtedness within five (5) business days after the Effective Date, and (c) providing such financial and other information regarding the Property and the Existing Indebtedness as the Lender may reasonably require.

4.4          Asset Purchase Agreement.

4.4.1       It shall be a condition precedent to Buyer’s obligation to close under this Agreement that the transactions contemplated by the Asset Purchase Agreement shall have been consummated.

4.4.2       This Agreement shall automatically terminate upon the valid termination of the Asset Purchase Agreement pursuant to the terms therein.

4.5          Representations and Warranties of Seller. The obligation of Buyer to close the transactions contemplated by this Agreement is subject to the truth, in all material respects, of the representations and warranties of Seller set forth in this Agreement, as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), excluding, however, any matter or change expressly permitted or contemplated by the terms of this Agreement and except where the failure of such representations and warranties to be so true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limitation on the foregoing, in the event that the Seller Closing Certificate (defined below) shall disclose any Material Adverse Matter (defined below) that is not otherwise permitted or contemplated by the terms of this Agreement, then Buyer shall have the right to terminate this Agreement by written notice delivered to Seller prior to the Closing, and Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive such termination). For purposes of this Agreement, a “Material Adverse Matter” is a matter or matters that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect (as defined in the Asset Purchase Agreement). Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that a breach of a representation or warranty by Seller constituting a Material Adverse Matter has occurred and such breach is curable by Seller’s payment of monetary funds at the Closing, then Seller shall have the option (but not the obligation) to cure such breach by providing a credit to Buyer at the Closing in an amount reasonably required to cure such breach.

5.           Closing Procedure. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures (or their electronic counterparts), or at such other place as Seller and Buyer may mutually agree upon in writing. As used herein, “Closing Date” means the “Closing Date” with respect to the State of Maryland “Market” as such terms are defined in the Asset Purchase Agreement, or such earlier date as may be agreed upon by Seller and Buyer; provided however, that either party shall have the right to terminate the Agreement prior to the Closing Date if East West Bank obtains a judgment in a foreclosure action with respect to the Property. The Closing shall be deemed to be effective as of 12:01 AM ET on the Closing Date.

5.1          Escrow. On or before 4:00 p.m. Eastern time on the Closing Date, the parties shall deliver to Escrow Agent the following: (1) by Seller, a duly executed and acknowledged original special warranty deed (the “Deed”) in the form of Exhibit “B”, and (2) by Buyer or Seller (as the case may be), the Closing Payment in immediately available federal funds. If the Closing Payment is received on the Closing Date but after 4:00 p.m. Eastern time, then the Closing Date shall be changed to the next business day. Such delivery shall be made pursuant to escrow instructions (“Escrow Instructions”) to be executed among Buyer, Seller and Escrow Agent in the form of Exhibit “C”. The conditions to the closing of such escrow shall include the Escrow Agent’s receipt of the Closing Payment and a notice from each of Buyer and Seller authorizing Title Company to close the transactions as contemplated herein (each of Buyer and Seller being obligated to deliver such authorization notice on the Closing Date as soon as it is reasonably satisfied that the other party is in a position to deliver the items to be delivered by such other party under Section 5.2 below).

5.2          Delivery to Parties. Upon the satisfaction of the conditions set forth in the Escrow Instructions, then (x) the Deed shall be delivered to Buyer by Escrow Agent depositing the same for recordation, (y) the Closing Payment shall be delivered by Escrow Agent to Seller or Buyer (as the case may be) and (z) on the Closing Date, the following items shall be delivered:

5.2.1       Seller Deliveries. Seller shall deliver to Buyer the following:

(a)           A duly executed assignment and assumption agreement (“Assignment and Assumption Agreement”) from Seller with respect to the Intangible Property included in the Property (including the Service Agreements) in the form of Exhibit “D”;

(b)           A duly executed certificate of Seller (the “Seller Closing Certificate”) in the form of Exhibit “E” updating the representations and warranties contained in Section 7.1 hereof to the Closing Date and noting any changes thereto;

(c)           A duly executed certificate of “non-foreign” status in the form of Exhibit “F” from each Seller and any required state withholding or non-foreign status certificate;

(d)           Evidence reasonably satisfactory to Buyer and Title Company respecting the due organization of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder;

(e)           To the extent they are then in Seller’s possession, and have not theretofore been delivered to Buyer: (i) any plans and specifications for all Improvements on the Property; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the improvements on the Property; (iii) all keys and other access control devices for all improvements on the Property; (iv) all documents of Seller relating to the Property; and (v) originals of all Service Agreements that will remain in effect after the Closing and all correspondence and records relating to the on-going operations (including tenant billings) and maintenance of the Property (which materials under this clause (e) may be either delivered at Closing or left at the Property). In addition, Seller shall direct its property management company, if any, to deliver any documents or other files of Seller in such management company’s possession to Buyer at the Closing or to be left at the offices of the Property; and

(f)           Such additional documents as may be reasonably required by Buyer and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).

5.2.2       Buyer Deliveries. Buyer shall deliver to Seller the following:

(a)           A duly executed and acknowledged Assignment and Assumption Agreement;

(b)           A certificate of Buyer (the “Buyer Closing Certificate”) in the form of Exhibit “G” updating the representations and warranties contained in Section 7.2 hereof to the Closing Date and noting any changes thereto;

(c)           Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and

(d)           Such additional documents as may be reasonably required by Seller and Title Company in or to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).

5.3          Closing Costs. Seller shall pay (1) 50% of all state, county and city transfer taxes payable, if any, in connection with the transfer contemplated herein, and (2) 50% of all escrow charges. Buyer shall pay (1) 50% of all state, county and city transfer taxes payable, if any, in connection with the transfer contemplated herein, (2) 50% of all escrow charges (3) the costs of the title insurance premium for the Owner’s Policy, including extended coverage and any endorsements to the Owner’s Policy, (4) the costs of the Survey, and (5) all fees, costs or expenses in connection with Buyer’s due diligence reviews hereunder. Any other closing costs shall be allocated in accordance with local custom. Except as otherwise provided for in this Agreement, the Buyer and Seller shall each be solely responsible for the fees and disbursements of their respective counsel and other professional advisors.

5.4          Prorations.

5.4.1      Items to be Prorated. The following shall be prorated between Seller and Buyer as of the beginning of the Closing Date (on the basis of the actual number of days elapsed over the applicable period):

(a)           All real property taxes and assessments on the Property for the actual fiscal tax year for which such taxes are assessed (the “Current Tax Year”) in which the Closing occurs (with Seller and Buyer each being responsible for a pro rata share of such taxes and assessments based upon the number of days in such tax year occurring before the Closing Date, in the case of Seller, and on or after the Closing Date, in the case of Buyer). Seller shall be responsible for all taxes and assessments for any tax year prior to the Current Tax Year. However, in no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale contemplated hereby or from any improvements made or leases entered into on or after the Closing. If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Buyer being allocated the obligation to pay any installments due after the Closing Date).

5.4.2      Calculation. The prorations and payments shall be made on the basis of a written statement submitted to Buyer and Seller by Escrow Agent prior to the Close of Escrow and approved by Buyer and Seller. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available. In the event any prorations or apportionments made under this Section 5.4.2 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same provided a written request identifying the error in reasonable detail is given to the other party no later than three (3) months after the Closing.

6.           Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or any of the improvements on the Property are damaged or destroyed, Seller shall be required to give Buyer prompt written notice of the same. Seller shall deliver and assign to Buyer, upon consummation of the transaction herein provided, all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Seller on account of any casualty (except to the extent required for collection costs or repairs by Seller prior to the Closing Date), as applicable. In connection with any assignment of insurance proceeds hereunder, Buyer shall be credited with an amount equal to the applicable deductible amount under Seller’s insurance (except to the extent required for collection costs or repairs by Seller prior to the Closing Date).

7.           Representations and Warranties.

7.1          Representations and Warranties of Seller.

(i)            General Disclaimer. Except as specifically set forth in Section 7.1.1 below, the Deed and the Assignment and Assumption Agreement, the sale of the Property hereunder is and will be made on an “AS IS, WHERE IS” basis, without representations and warranties of any kind or nature, express, implied or otherwise, including any representation or warranty concerning title to the Property, the physical condition of the Property (including the condition of the soil or the Improvements), the environmental condition of the Property (including the presence or absence of hazardous substances on or respecting the Property), the compliance of the Property with applicable laws and regulations (including zoning and building codes or the status of development or use rights respecting the Property), the financial condition of the Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof. Buyer acknowledges that, during the Due Diligence Period, Buyer will examine, review and inspect all matters which in Buyer’s judgment bear upon the Property and its value and suitability for Buyer’s purposes. Except as to matters specifically set forth in Section 7.1.1 below, the Deed and the Assignment and Assumption Agreement, Buyer will proceed with the closing contemplated hereby solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Owner’s Policy. Buyer acknowledges that neither Seller nor any of its affiliates, nor any of the respective agents or representatives thereof, have made any representations or held out any inducements to Buyer, and Seller hereby specifically and expressly disclaims any representation, oral or written, past, present or future, other than those specifically and expressly set forth in Section 7.1.1 hereof or the Deed or the Assignment and Assumption Agreement. Buyer or anyone claiming by, through or under Buyer, hereby fully and irrevocably releases Seller and its Affiliates, and the respective agents and representatives thereof, from any and all claims that Buyer may now have or hereafter acquire against Seller or any of its Affiliates, or any of the respective agents or representatives thereof for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, errors or omissions on or in the Assets, the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Assets OTHER THAN TO THE EXTENT RELATING TO A BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7.1.1 OR THE DEED OR ASSIGNMENT AND ASSUMPTION AGREEMENT. Buyer further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action. As a material covenant and condition of this Agreement, Buyer agrees that in the event of any such construction defects, errors or omissions, the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions affecting the Assets, Buyer shall look solely to any contractors or other third parties which may otherwise be liable with respect to any of the foregoing for any redress or relief OTHER THAN TO THE EXTENT RELATING TO A BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7.1.1 OR THE DEED OR ASSIGNMENT AND ASSUMPTION AGREEMENT. Except as expressly provided herein, to the fullest extent permitted by law, Buyer hereby waives any and all rights and benefits against seller that it now has, or in the future may have, conferred upon it by virtue of any applicable state, federal, or local law, rule, or regulation as a result of any alleged inaccuracy or incompleteness of the information or the purchase of the Assets, including any environmental law, rule, or regulation whether federal, state or local, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.) as amended by the Superfund Amendments and Reauthorization Act of 1986, and any analogous federal or state laws.

(ii)           Buyer’s election to execute this Agreement and to close on this transaction shall be deemed an acknowledgment by Buyer that Buyer has inspected the Assets, is thoroughly acquainted with and accepts their condition SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7.1.1 AND THE DEED AND ASSIGNMENT AND ASSUMPTION AGREEMENT, and has reviewed, to the extent necessary in its discretion, all the Property Information. Seller shall not be liable or bound in any manner by any oral or written “setups” or information pertaining to the Assets furnished by Seller, any of its Affiliates or any of the respective agents or representatives thereof, any real estate broker, or any other Person OTHER THAN TO THE EXTENT RELATING TO A BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7.1.1 OR THE DEED OR ASSIGNMENT AND ASSUMPTION AGREEMENT.

7.1.1       Limited Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a)           Leases. There are no leases (or other agreements regarding use or occupancy) of space in the Property which will be in force on the Closing Date and under which Seller is the landlord (whether by entering into the leases or acquiring the Property subject to the leases).

(b)           Litigation. Except for any action taken by East West Bank, including (i) in the Canadian Proceeding or the Chapter 15 Proceeding and (ii) its contemplated foreclosure action with respect to the Property, there is no pending (and Seller has not received any written notice of any threatened) action, litigation, arbitration, mediation, reference, condemnation or other proceeding (collectively, “Proceeding”) involving any portion of the Property or against Seller and Seller is not aware of any Proceeding involving any portion of the Property (other than routine slip and fall claims covered by insurance) that has previously been settled or otherwise concluded. Seller has no knowledge of any contemplated condemnation or existing or contemplated special assessment affecting any portion of the Property.

(c)           Compliance. Seller has received no written notice to the effect that the Property is not in compliance with applicable laws and ordinances or that there has been or may be an investigation of the Property by any governmental authority having jurisdiction over the Property.

(d)           Service Agreements. Other than contracts constituting Transferred Assets under the Asset Purchase Agreement, Seller has not entered into any service agreements, equipment leasing contracts or other contracts relating to the Property which will be in force after the Closing, except for the Service Agreements and contracts recorded as of the date of this Agreement in the official records of the county in which the Property is located. As used herein, the “Service Agreements” means, collectively, (a) contracts described in Exhibit “H”, and (b) contracts entered into in accordance with this Agreement. The Service Agreements are in full force and effect, have not been amended and, to Seller’s knowledge, are free from monetary default or material non-monetary default.

(e)           Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller is and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller. Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Maryland, and is qualified to do business in the State of Maryland. Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party.

(f)           Consents; No Conflict. Seller’s organizational documents as made available to Buyer’s counsel (collectively, the “Governing Documents”) are complete and correct in all material respects, and no amendments thereto are pending as of the date hereof (except to the extent expressly contemplated by this Agreement). Seller is not in default under any provision of its Governing Documents. Seller has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The necessary governing body of Seller has duly approved, authorized the execution, delivery, and consummation of this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(g)           Environmental Matters. Seller is and for the past three (3) years has been in compliance, in all material respects, with all applicable Environmental Laws (as defined in the Asset Purchase Agreement). Seller possesses all Permits (as defined in the Asset Purchase Agreement) required by Environmental Laws to operate the business as conducted as of the Closing Date, and there are no proceedings or threat to revoke, terminate, or adversely modify any such Permit. Seller has not received any notice of violation, claims alleging liability, or written request for information pursuant to Environmental Laws, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements. There are no facts, circumstances, or conditions that could reasonably be expected to result in such an occurrence. There has been no Release of Hazardous Material (as defined in the Asset Purchase Agreement) in contravention of or so as to give rise to liability under any Environmental Laws with respect to the business or assets of Seller used or with respect to the Property. Seller has not retained or assumed by contract or operation of Law (as defined in the Asset Purchase Agreement), any liabilities or obligations of any third party under Environmental Laws. The representations and warranties contained in this Section 7.1.1(g) constitute the sole and exclusive representations and warranties of Seller relating to any Environmental Law.

(h)           OFAC. Neither Seller nor any of Seller’s Affiliates, nor any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” or “blocked person” (each a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes.

(i)           No Plan Assets. Seller is not (and, throughout the period transactions are occurring pursuant to this Agreement, will not be) and is not acting on behalf of (and, throughout the period transactions are occurring pursuant to this Agreement, will not be acting on behalf of) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

(j)           Existing Indebtedness. To Seller’s knowledge, the Existing Loan Documents are in full force and effect and have not been modified. The Existing Loan Documents may be modified by agreement between the Seller and East West Bank to provide for a process for the Seller to sell the Property to Buyer.

7.2          Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller: (1) this Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer; (2) Buyer is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware; and Buyer is duly authorized and qualified to do all things required of it under this Agreement; and (3) Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement).

7.3          Each of Buyer and Seller represents and warrants to the other that neither it nor, to its knowledge, any of its affiliates, officers, directors, members, managers, partners, shareholders, beneficial owners, or other principals is, or is acting on behalf of, a person or entity that is the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any other applicable governmental authority, including any person or entity listed on the Specially Designated Nationals and Blocked Persons List or any other applicable sanctions-related list. Each of Buyer and Seller further represents and warrants that it is not located, organized, or resident in a country or territory that is the subject of comprehensive U.S. sanctions, and that the transaction contemplated by this Agreement will not cause either party to violate any applicable sanctions, anti-money laundering, anti-terrorism, or similar laws or regulations.

7.4          Survival. Any cause of action of a party (the “Benefiting Party”) under this Agreement for a breach of the representations and warranties contained in Section 7.1.1(e) or Section 7.2 of this Agreement or any certificate delivered in connection therewith by the other party (the “Obligated Party”) shall survive until the date that is three (3) years after the Closing Date (the period beginning on the date hereof and ending on such date being herein called the “Survival Period”), at which time such representations and warranties (and any cause of action resulting from a breach thereof) shall terminate except as to any breach with respect to which the Benefiting Party gives the Obligated Party written notice (identifying such breach with reasonable detail) on or before the date that is three (3) years after the Closing Date. For the avoidance of doubt, all other representations and warranties of Seller and all other representations and warranties of Buyer set forth in this Section 7 shall merge with the transfer of title and shall not survive Closing. If the Closing takes place, Seller shall have no liability with respect to any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown.

7.5          Knowledge.

(1)           Definition. When a statement is made under this Agreement to the “knowledge” of a party (or other similar phrase), it means that none of the Designated Representatives of such party has any actual knowledge (without further investigation) of any facts indicating that such statement is not true. Each Designated Representative shall be deemed to have actual knowledge of any matter received by such Designated Representative in writing. None of the Designated Individuals shall have any personal liability under this Agreement.

(2)          Designated Representatives. The “Designated Representatives” are limited to the following individuals:

(a)           for Seller: David Sirolly; and

(b)           for Buyer: Tyson Macdonald.

8.           Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement:

8.1          Maintenance and Operation. Seller shall maintain and operate the Property in substantially the same manner as prior hereto pursuant to its normal course of business (such maintenance obligations not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the reasonable control of Seller. Without limitation of the foregoing, Seller shall use commercially reasonable efforts to maintain its current insurance.

8.2          Service Agreements. Seller shall not enter into, materially modify or terminate any additional service contracts or other similar agreements relating to the Property or materially modify or terminate the Service Agreements without the prior consent of Buyer. Seller shall deliver notices of termination on the Closing Date with respect to any Service Agreements identified by Buyer in a written notice from Buyer to Seller prior to Closing stating Buyer’s intention to have such contracts terminated.

8.3          Leases. Seller shall not enter into any new leases or material modifications or terminations of new leases without Buyer’s prior written consent.

8.4          Access to the Property. Seller shall continue to give Buyer access to the Property in accordance with and subject to the provisions of Section 4.2.

8.5          Encumbrances. Seller shall not encumber the Property with any mortgages, deeds of trust or other encumbrances except for the Existing Loan Documents or as otherwise expressly permitted above.

9.           Default Remedies; Specific Performance. Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon Buyer or Seller, as the case may be, will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by applicable law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party acknowledges and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party would have no adequate remedy at law) and the non-breaching party would be irreparably damaged. Accordingly, each party agrees that each other party shall be entitled to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such person may be entitled, at law or in equity. Furthermore, each party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

10.          East West Bank. Buyer acknowledges and agrees that the Seller may enter into an agreement with East West Bank that contemplates the commencement of a foreclosure action with respect to the Property. Notwithstanding anything to the contrary in this agreement, Buyer acknowledges and agrees that the commencement of a foreclosure action by East West Bank shall not result in a breach of this agreement or give rise to a termination right by the Buyer.

11.          Miscellaneous.

11.1        Brokers. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, in connection with the sale contemplated by this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The indemnification obligations under this Section 11.1 shall survive the closing of the transactions hereunder or the earlier termination of this Agreement until the expiration of the Survival Period, at which time such obligations (and any cause of action hereunder not then in litigation) shall terminate.

11.2        Survival. Except as otherwise expressly provided herein, all warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the Closing and the transfer and conveyance of the Property hereunder and any and all performances hereunder.

11.3        Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

11.4        No Waiver. No waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default. Closing shall constitute a waiver of any condition to Closing, but shall not constitute a waiver of liability for a breach occurring prior to Closing.

11.5        Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder must be in writing to be effective and may be given or withheld in the sole and absolute discretion of such party.

11.6        Press Releases. Any press release issued with respect to the transactions contemplated by this Agreement shall be subject to the prior approval of Buyer and Seller.

11.7        Modification. This Agreement may not be modified or amended except by written agreement signed by Seller, Parent and Buyer.

11.8        Matters of Construction.

11.8.1     Incorporation of Exhibits. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

11.8.2     Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.

11.8.3     Non-Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday or federal, Illinois or Maryland state holiday.

11.8.4     Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

11.8.5     Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. The captions and headings of the Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. Each party acknowledges and agrees that this Agreement (a) has been reviewed by it and its counsel, (b) is the product of negotiations between the parties, and (c) shall not be deemed prepared or drafted by any one party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of this Agreement is to not to be resolved against Seller or Buyer, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.

11.8.6     Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICTS OF LAW) EXCEPT TO THE EXTENT THAT APPLICABLE LAW IN THE STATE IN WHICH THE PROPERTY IS LOCATED REQUIRES THAT THE APPLICABLE LAW OF SUCH STATE GOVERN, IN WHICH CASE MARYLAND LAW SHALL APPLY TO THE EXTENT, BUT ONLY TO THE EXTENT, SO REQUIRED. THIS SECTION 10.8.6 SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

11.8.7     Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party, and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.

11.9        No Recordation. In no event shall this Agreement or any document or memorandum related to the subject matter of this Agreement be recorded without the prior written consent of Seller.

11.10      Effectiveness of Agreement. In no event shall any draft of this Agreement create any obligations or liabilities, it being intended that only a fully executed and delivered copy of this Agreement will bind the parties hereto.

11.11      No Joint Venture. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of the seller and buyer specifically established hereby.

11.12      Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder); provided, however, that Seller hereby consents to the assignment by Buyer of its interest in this Agreement to an entity controlled by or under common control with Buyer, provided Buyer gives Seller prior written notice of the same. No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

11.13      Notices. Any notice or other communication permitted or required to be given hereunder shall be in writing, and shall be delivered (a) personally, (b) by United States registered or certified mail, postage prepaid, (c) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (d) by facsimile or a PDF or similar attachment to an email. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given).

TO BUYER:
6797 Bowman Frederick LLC c/o Vireo Growth Inc. 207 South 9th Street Minneapolis, MN 55402 Attention: Sean Apfelbaum, General Counsel Telephone: (847) 372-7731 E-mail: seanapfelbaum@vireohealth.com
With Copy To:
Eversheds Sutherland (US) LLP 227 West Monroe Street, 60th Floor, Chicago, IL 60606 Attention: Marc A. Benjamin Telephone: (312) 724-5855 E-mail: marcbenjamin@eversheds-sutherland.com
TO SELLER OR PARENT:
c/o The Cannabist Company Holdings Inc. 321 Billerica Road Chelmsford, MA 01824 Attn: David Sirolly Email: David.Sirolly@cannabistcompany.com
With Copy To:
Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attn: Nav Rekhi; David J. Cohen Email: Nav.Rekhi@weil.com; DavidJ.Cohen@weil.com

Service of any such notice so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by printed confirmation if by facsimile (provided that if any notice or other communication to be delivered by facsimile or email attachment as provided above cannot be transmitted because of a problem affecting the receiving party’s facsimile machine or computer, the deadline for receiving such notice or other communication shall be extended through the next business day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier. The attorneys for any party hereto shall be entitled to provide any notice that a party desires to give or is required to give hereunder.

11.14      Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if any party hereto brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement or any document executed in connection with this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred from the non-prevailing party. The foregoing includes reasonable attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. This Section shall survive any termination of this Agreement.

11.15      Counterparts; Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of an executed counterpart of this Agreement via Docusign or as a PDF or similar attachment to an email shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

12.          Notwithstanding anything to the contrary contained in this Agreement, except with respect to obligations under the Parent Guaranty (as hereinafter defined) no officer, director, shareholder, employee, agent, manager, member or partner of Seller or Buyer shall have any personal liability with respect to any of the obligations contained in this Agreement. Under no circumstances shall Seller or Buyer be responsible for consequential, special or punitive damages, and Seller and Buyer hereby waive any and all such claims against the other for such consequential, special or punitive damages. The provisions of this Section 12 shall survive the expiration of the term or any earlier termination of this Agreement.

12.1        Parent Guaranty. Parent hereby unconditionally and absolutely guarantees (the “Parent Guaranty”) the obligations of Seller arising hereunder, including any payment obligation arising from Seller’s breach of any provision set forth herein.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

COLUMBIA CARE MD REALTY LLC,
a Maryland limited liability company

By:	Columbia Care, LLC,
a Delaware limited liability company, its Sole Member

	By:	/s/ David Hart
	Name:	David Hart
	Its:	President

PARENT:

THE CANNABIST COMPANY HOLDINGS, INC.,
a British Columbia corporation

By:	/s/ David Hart
Name:	David Hart
Its:	Chief Executive Officer

BUYER:

6797 BOWMAN FREDERICK LLC,
a Delaware limited liability company

By:	/s/ Tyson Macdonald
Name:	Tyson Macdonald
Its:	Chief Executive Officer

Signature Page to

Purchase Agreement